Exhibit 99.1
HEARTWARE INTERNATIONAL REPORTS
SECOND QUARTER 2010 REVENUES OF $9.8 MILLION;
COMPARED TO $3.0 MILLION IN SECOND QUARTER 2009
— First half 2010 revenues $20.5 million compared
to $4.4 million in 2009 first half —
— Conference Call Today at 5:00 PM U.S. ET —
Framingham, MA and Sydney, Australia, August 5, 2010 - HeartWare International, Inc. (NASDAQ: HTWR - ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenues of $9.8 million for the second quarter ended June 30, 2010. This compares to $3.0 million in revenues for the second quarter of 2009. For the six months ended June 30, 2010, the Company generated revenues of $20.5 million, compared to $4.4 million in the first six months of 2009.
“Second quarter results reflect continued commercial expansion in markets outside of the United States, as well as the restart of our U.S. clinical activities mid-quarter. The International markets accounted for approximately 80 percent of our revenues for the quarter, as we increased our customer base from 22 to 31 hospitals and doubled the size of our field based team overseas to eight,” explained Doug Godshall, President and Chief Executive Officer. “As noted previously, we experienced an expected gap in U.S. revenues during parts of the first and second quarters, as enrollment in our bridge-to-transplant clinical study was completed in late February. We began the process to resume implanting patients in the U.S. following approval of a Continued Access Protocol (CAP) by the Food and Drug Administration (FDA) for the bridge-to-transplant study in late April, and implantations began to ramp in June. To date, 28 of 30 centers have been approved to participate in the CAP and 39 patients have been implanted at 18 centers.”
Total operating expenses for the second quarter of 2010 were $15.2 million, compared to $7.2 million in the prior year period. Research and development expense was $7.5 million for the second quarter of 2010, with the increase largely attributable to engineering, testing and increasing bridge-to-transplant clinical trial costs as the Company draws closer to its forthcoming PMA submission. Selling, general and administrative expenses were $7.7 million in the second quarter, with non-cash, share-based compensation charges contributing approximately $3.6 million. For the first half of 2010, total operating expenses were $24.5 million compared to $14.9 million for the first half of 2009. The above increases also incorporate ongoing expansion of commercialization activities in Europe, additional investment in the Company’s technology pipeline and increased recruitment for key positions to meet rising demand for the Company’s products and the need to support clinicians in a larger number of centers.
- more -

Net loss for the second quarter of 2010 was $10.0 million, or a $0.73 loss per basic and diluted share, compared to a $6.9 million net loss, or a loss of $0.78 per basic and diluted share, in the second quarter of 2009. For the six months ended June 30, 2010 the Company recorded a net loss of $14.5 million, or a $1.09 loss per basic and diluted share, compared to a $13.1 million net loss, or a loss of $1.48 per basic and diluted share, in the first six months of 2009.
“Our current priorities include initiation of the 50 sites for our recently approved destination therapy trial, and concluding follow-up of patients in our U.S. bridge-to-transplant (BTT) study in August. Once completed, we will then compile our preclinical, manufacturing and clinical data into a Premarket Approval Application for BTT which we intend to file with the FDA by year end,” added Mr. Godshall. “Finally, thanks to the support of patients and physicians from leading heart transplant centers around the globe, we are pleased to note that more than 500 patients have now received the HVAD® pump.”
At June 30, 2010, the Company’s balance sheet showed $99.8 million in cash, cash equivalents and short-term investments. This compares to approximately $50.8 million in cash and cash equivalents at December 31, 2009, and reflects incorporation of proceeds from the Company’s public offering in February 2010.
HeartWare will host a conference call on Thursday, August 5, 2010 at 5:00 p.m. U.S. Eastern Time (7:00 a.m. Australian Eastern Standard Time on Friday, August 6, 2010) to discuss the Company’s financial results, quarterly highlights and business outlook. The call may be accessed by dialing 1-877-407-0789 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the United States, dial +1-201-689-8562. Doug Godshall, President and Chief Executive Officer and David McIntyre, Chief Financial Officer and Chief Operating Officer, will host the conference call.
A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Second Quarter Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.
- more -

About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant under a continued access protocol and destination therapy. For additional information, please visit www.heartware.com.
HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials, expected timing of FDA regulatory filings and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, or other current reports, as filed with the Securities and Exchange Commission.
For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864
- Tables to Follow-

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues, net	$9,757	$2,968	$20,460	$4,446
Cost of revenues	4,293	1,579	9,974	2,297

Gross profit	5,464	1,389	10,486	2,149

Operating expenses:
Selling, general and administrative expenses	7,689	4,372	12,244	8,572
Research and development expenses	7,511	2,859	12,267	6,348

Total operating expenses	15,200	7,231	24,511	14,920

Loss from operations	(9,736)	(5,842)	(14,025)	(12,771)

Other income (expense), net	(246)	(1,049)	(501)	(352)

Net loss	$(9,982)	$(6,891)	$(14,526)	$(13,123)

Net loss per common share - basic and diluted	$(0.73)	$(0.78)	$(1.09)	$(1.48)

Weighted average shares outstanding — basic and diluted	13,682,734	8,876,398	13,322,531	8,871,685

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$83,326	$50,835
Short-term investments, net	16,432	—
Accounts receivable, net	7,533	11,385
Inventories, net	15,628	8,871
Prepaid expenses and other current assets	2,050	1,663

Total current assets	124,969	72,754
Property, plant and equipment, net	5,620	3,719
Other intangible assets, net	1,428	1,192
Restricted cash	288	288

Total assets	$132,305	$77,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,471	$3,122
Accrued expenses and other current liabilities	5,193	3,848

Total current liabilities	8,664	6,970
Commitments and contingencies
Stockholders’ equity	123,641	70,983

Total liabilities and stockholders’ equity	$132,305	$77,953

# # # #